WILSHIRE ENTERPRISES, INC.
ANNOUNCES BOARD NOMINATIONS

NEWARK, NJ - May 29, 2007 - Wilshire Enterprises, Inc. (AMEX: WOC) announced today that its Board of Directors accepted its Nominating Committee’s recommendation to nominate Ernest Wachtel and W. Martin Willschick, both existing directors of Wilshire Enterprises, for election to the Board at the Company’s 2007 Annual Meeting of Stockholders.

The Company’s Chairman and Chief Executive Officer previously received a letter from a stockholder of the Company (Full Value Partners L.P.) which stated that at the 2007 Annual Meeting, Full Value intended to nominate Andrew Dakos and Timothy Brog for election as directors of the Company and propose that the Company’s investment banker promptly conduct an auction to sell the Company to the highest bidder. The Nominating Committee and the Board decided not to nominate these two individuals.

The Committee and the Board believe that since the Company is actively engaged in exploring alternatives to maximize stockholder value, including exploring opportunities to sell or merge the Company, there was no need to nominate Full Value’s nominees. In addition, the Nominating Committee interviewed these individuals and considered their qualifications in making its decision.

About Wilshire Enterprises

Wilshire is engaged primarily in the ownership and management of real estate investments in Arizona, Florida, Texas and New Jersey. Wilshire’s portfolio of properties includes 5 rental apartment properties with 950 units, 15 condominium units, 4 buildings with 231,000 square feet of office and retail space and slightly over 18 acres of land.

Forward-Looking Statements

The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. Such risks and uncertainties include the impact of market, economic and competitive conditions on the Company and others, and the difficulty of predicting the outcome of the process that the Company is pursuing with is investment banker, as well as other risks and uncertainties disclosed in the Company's 2006 Form 10-K filed with the Securities and Exchange Commission. There can be no assurance that the exploration of strategic alternatives will result in any transactions.

Company Contact: Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact: Neil Berkman, Berkman Associates, 310-826-5051